Exhibit 99.1

For immediate release

For more information, contact:
Investors, Rusty Fisher, 713-307-8770
Media, Janice Aston White, 713-307-8780

Endeavour names two new members
to executive leadership team

Houston, TX – September 25, 2007 — Endeavour International Corporation (AMEX: END) today announced the addition of two new members to its executive leadership team. John G. Williams has been named executive vice president of exploration, and J. Michael Kirksey has been appointed executive vice president and chief financial officer.

“John and Mike bring a wealth of management and technical experience in their respective areas to our company, and both have extensive backgrounds working in the United Kingdom and Europe,” said William L. Transier, chairman, chief executive officer and president. “The fact that professionals of this caliber have joined Endeavour reflects the strength of the foundation that we have built as a company and our ongoing optimism in our ability to develop value and long-term growth opportunities for our investors. Their enthusiasm for our North-Sea focused business strategy, leadership and expertise will be instrumental as we accelerate the execution of our business plan.”

Williams has more than 30 years of global energy experience with a major portion of his career focused on exploration activities in the North Sea and other European basins. He has been associated with significant discoveries worldwide and managed successful exploration programs in several countries, including the United Kingdom, Venezuela, Indonesia and the United States. He spent 17 years in various key exploration and managerial roles with Conoco and ConocoPhillips. Most recently, he was executive vice president of exploration and production for Index Oil and Gas. He began his career as a geophysicist for Exxon. Williams is a member of the American Association of Petroleum Geologists and the Society of Exploration Geophysicists. He is certified by the Texas Board of Professional Geoscientists and the American Association of Petroleum Geologists.

Kirksey has an extensive background in both operational and financial management in the energy industry and related manufacturing and distribution organizations. His primary focus has been corporate development and capital formation with growth oriented international companies. He has served in various executive roles for Metals USA, and most recently was chief financial officer for Input Output, Inc. and Sirva, Inc. Kirksey served in several positions of increasing responsibility at Keystone International, including leadership of all financial and development activities for Western and Eastern Europe. He began his financial career with Arthur Andersen Incorporated. He is a Certified Public Accountant, a member of Financial Executives International and has been active in a number of industry and trade groups.

Endeavour International Corporation is an international oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit www.endeavourcorp.com.